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                                                                  Exhibit 10.3.4

                                                                  EXECUTION COPY

                              EMPLOYMENT AGREEMENT

         This EMPLOYMENT AGREEMENT (this "Agreement") is dated as of June 16, 2000 and effective as of the consummation of the merger among Concentric Network Corporation ("Concentric"), NEXTLINK Communications, Inc. ("Nextlink") and NM Acquisition Corp. ("Employer") pursuant to the Agreement and Plan of Merger and Share Exchange Agreement, dated as of January 9, 2000 and as amended and restated as of May 10, 2000, by and among Concentric, Employer, Eagle River Investments, L.L.C., Craig O. McCaw and NM Acquisition Corp. (the "Effective Date"), between Henry R. Nothhaft ("Executive") and Employer.

         In consideration of the premises and the mutual covenants hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.       EMPLOYMENT OF EXECUTIVE

         Employer hereby agrees to employ Executive, and Executive hereby agrees to be and remain in the employ of Employer, upon the terms and conditions hereinafter set forth.

2.       EMPLOYMENT PERIOD

         Subject to earlier termination as provided in section 5, the term of Executive's employment under this Agreement shall commence as of the Effective Date and shall continue for a period of two (2) years (the "Initial Employment Period"). Unless either party gives written notice of an intent not to extend the Initial Employment Period, or any extension thereof, at least one year prior to the expiration of the Initial Employment Period, or any extension thereof, the Initial Employment Period, and any extension thereof, shall be automatically extended for an additional one-year period such that until a notice of intent not to extend is given by either party, the unexpired term of the Agreement is always at least one full year (the Initial Employment Period and any extension thereof is hereafter referred to as the "Employment Period").

3.       DUTIES AND RESPONSIBILITIES

         During the Employment Period, Executive shall devote all of his business time and expend his best efforts, energies and skills to the Employer; provided, however, that the Executive shall be allowed to serve on (i) the Board of Directors of Asia Online, Ltd., Vertical Networks Incorporated and WaveSplitter
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Technologies, Inc., (ii) the Telecommunications Advisory Board of Compaq
Computer Corp. and (iii) the Technical Advisory Board of SonicWALL, Inc. and on such other Boards of Directors and Advisory Boards as are approved by the Chief Executive Officer of the Employer (the "CEO"), or his designee, so long as such service does not materially interfere with Executive's duties and responsibilities hereunder. In addition, Executive shall be permitted to engage in certain investments as a venture capitalist or angel investor as approved by the CEO, or his designee, so long as such investment does not materially interfere with Executive's duties and responsibilities hereunder. For purposes of obtaining the approval of the CEO, or his designee, with respect to service on various Boards of Directors and Advisory Boards and investment activities as set forth above, permission will be deemed to be given by the CEO on the tenth day following written notice by Executive to the CEO, unless prior to such date the CEO provides written notice to the Executive of his disapproval. The notice required in this Section 3 may be sent via electronic mail, in which case such notice will be deemed given when actually received in the designated party's electronic inbox. Executive shall perform such duties as he may be assigned from time to time by the Board of Directors of the Employer (the "Board"), the Chief Executive Officer of the Employer or any officer of the Employer senior in rank to Executive.

4.       COMPENSATION AND RELATED MATTERS

         4.1 Base Salary. For each twelve-month period during the Employment Period, commencing with the twelve-month period beginning on the Effective Date, Employer shall pay to Executive an annual base salary equal to $412,000, subject to increase at the discretion of the Board (the initial base salary, including any Board approved increase thereof, the "Base Salary"). The Base Salary shall be payable in accordance with the Employer's normal payroll practices.

         4.2 Annual Bonus. For each fiscal year during the Employment Period, at the sole discretion of the Employer, Executive may receive a bonus (the "Bonus") based upon attainment of annual performance objectives to be established in the sole discretion of the Employer for the Bonus year.

         4.3 Executive Retention Bonus Plan. During Executive's employment with the Employer, Executive shall be entitled to participate in the Employer's Executive Retention Bonus Plan (the "Executive Retention Bonus Plan"). Subject to the terms and conditions of the Executive Retention Bonus Plan, Executive shall be entitled to earn a Cash Bonus Target (as defined in the Executive Retention Bonus Plan) and a Restricted Stock Award (as defined in the Executive Retention Bonus Plan) in the amounts


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specified in the Executive Retention Bonus Plan. In the event that Executive remains on the Board following his termination of employment with the Employer, Executive's status as a non-employee director shall not cause him to be deemed an employee for purposes of the Executive Retention Bonus Plan and such status shall not in and of itself cause the vesting of his Cash Bonus Target or Restricted Stock to continue beyond his termination of employment with the Employer.

         4.4 Other Benefits. During the Employment Period, subject to, and to the extent Executive is eligible under their respective terms, Executive shall be entitled to receive such fringe benefits as are, or are from time to time hereafter generally provided by Employer to Employer's senior management employees or other employees (other than those provided under or pursuant to separately negotiated individual employment agreements or arrangements) under any pension or retirement plan, disability plan or insurance, group life insurance, medical and dental insurance, accidental death and dismemberment insurance, travel accident insurance or other similar plan or program of Employer.

         4.5 Expense Reimbursement. During the Employment Period, Employer shall reimburse Executive for all business expenses reasonably incurred by him in the performance of his duties under this Agreement upon his presentation of signed, itemized accounts of such expenditures, all in accordance with Employer's procedures and policies as adopted and in effect from time to time and applicable to its senior management employees.

         4.6 Vacations. Executive shall be entitled to vacation days and time off for each calendar year during the Employment Period commensurate with Employer's policy for similarly situated employees, which vacation days and time off shall be taken at such time or times as shall not unreasonably interfere with Executive's performance of his duties under this Agreement.

         4.7 Option Award. In order to provide further incentive to Executive and align the interests of Executive with those of the stockholders of Employer and in consideration of Executive's covenants under Sections 7, 8 and 9 herein, Employer shall grant to Executive options, pursuant to the Employer's Stock Option Plan (the "Option Plan"), to purchase 800,000 shares of Class A common stock of the Employer with an exercise price equal to the closing price of the Common Stock on the NASDAQ Stock Market as of the Effective Date (the "Options"). Subject to Executive's continued employment with the Employer or service as a member of the Board, the Options shall vest and become exercisable over a period of four years from the Effective Date at the rate of 25% on the first anniversary of the Effective Date and thereafter at the rate of 1/48th of the shares underlying the Options each month commencing


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on the 16th of July 2001 and on the 16th of each month thereafter until all of the Options have vested and become exercisable. The Options shall have such other terms and conditions as set forth in an option agreement to be entered into between the Employer and Executive. (the "Option Agreement").

5.       TERMINATION OF EMPLOYMENT PERIOD

         5.1 Termination Without Cause; Voluntary Termination by Executive. Employer may, by notice to Executive at any time during the Employment Period, terminate the Employment Period without Cause (as defined below). The effective date of such termination of the Executive from the Employer shall be the date on which such notice is given. Executive may at any time during the Employment Period voluntarily resign from the Employer and terminate the Employment Period.

         5.2 By Employer for Cause. Employer may, at any time during the Employment Period, by notice to Executive, terminate the Employment Period for "Cause." As used herein, "Cause" shall mean (i) any act of dishonesty on the part of the Executive in connection with Executive's responsibilities as an employee and intended to result in substantial personal enrichment of the Executive, (ii) the Executive's commission of a felony or an act of fraud against the Employer or its affiliates, (iii) a willful act by the Executive that constitutes gross misconduct and that is injurious to the Employer or (iv) continued violations by the Executive of the Executive's duties hereunder, which are demonstrably willful and deliberate.

         5.3 By Executive for Good Reason. Executive may, at any time during the Employment Period by notice to Employer, terminate the Employment Period under this Agreement for "Good Reason" (as defined below) effective immediately. For the purposes hereof, "Good Reason" means any of the following without Executive's consent: (i) the assignment to the Executive of any duties or the significant reduction of the Employee's duties, either of which is inconsistent with the Executives position with the Employer and responsibilities in effect immediately prior to such assignment; provided, however, that a reduction in duties, position or responsibilities solely by virtue of the Employer being acquired and made part of a larger entity (as, for example, when the Chairman, CEO & President of the Employer remains as such following a change of control but is not made the Chairman, CEO & President of the acquiring corporation) shall not constitute Good Reason; (ii) a substantial reduction, without good business reasons, of the facilities and perquisites available to the Executive immediately prior to such reduction; (iii) a reduction by the Employer in the Base Salary and target bonus as in effect immediately prior to such reduction;
(iv) a


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material reduction by the Employer in the kind or level of employee benefits to which the Executive is entitled immediately prior to such reduction, with the result that the Executive's overall benefits package is significantly reduced;
(v) the relocation of the Executive to a facility or a location more than 35 miles from the Executive's then present location; (vi) any purported termination of the Executive by the Employer that is not effected for Cause (other than on account of Disability, as defined below), or any purported termination for which the grounds relied upon are not valid; or (vii) the failure of the Employer to obtain the assumption of this Agreement by any successors to the Employer. Notwithstanding anything herein to the contrary, any change or diminishment in Executive's duties or responsibilities which occurs solely as a result of the Merger and the fact that Executive is employed by the combination of Concentric, Nextlink and the Employer rather than solely by Concentric shall not constitute Good Reason; provided, that Executive's duties and responsibilities are substantially equivalent to those of a senior ranking executive of the Employer.

         5.4 Disability. During the Employment Period, if, as a result of physical or mental incapacity or infirmity, Executive shall be unable to perform his duties under this Agreement for (i) a continuous period of at least 90 days, or (ii) periods aggregating at least 120 days during any period of 12 consecutive months (each a "Disability Period"), and at the end of the Disability Period there is no reasonable probability that Executive can promptly resume his duties hereunder, Executive shall be deemed disabled (the "Disability") and Employer, by notice to Executive, shall have the right to terminate the Employment Period for Disability at, as of or after the end of the Disability Period. The existence of the Disability shall be determined by a reputable, licensed physician selected by Employer in good faith, whose determination shall be final and binding on the parties. Executive shall cooperate in all reasonable respects to enable an examination to be made by such physician. Notwithstanding the foregoing, Employer may conclusively determine Executive to be disabled and terminate the Employment Period on account of Disability at any time after Executive has commenced receiving benefits under the Employer's long-term disability insurance policy.

         5.5 Death. The Employment Period shall end on the date of Executive's death.

6.       TERMINATION COMPENSATION

         6.1 Termination Without Cause by Employer or for Good Reason by Executive. If the Employment Period is terminated by


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Employer without Cause pursuant to the provisions of Section 5.1 hereof or by
Executive for Good Reason pursuant to the provisions of Section 5.3 hereof, Employer will pay to Executive within five (5) days following the date of termination Executive's Base Salary through the date of termination. In addition, if the Employment Period is terminated by Employer without Cause pursuant to the provisions of Section 5.1 hereof or by Executive for Good Reason pursuant to the provisions of Section 5.3 hereof, (i) the Employer shall continue to pay Executive's Base Salary for the remainder of the Employment Period (the "Severance Period") in accordance with the Employer's normal payroll practices, (ii) for purposes of the vesting of all unvested shares of Restricted Stock previously granted to Executive pursuant to the Executive Retention Bonus Plan and payment of any unpaid amounts of Executive's Cash Bonus Target pursuant to the Executive Retention Bonus Plan, such shares shall continue to vest and become transferable and no longer subject to forfeiture and the payment of any unpaid portion of such Cash Bonus Target shall be paid at the times set forth in the Executive Retention Bonus Plan, but only to the degree that the Performance Goals in the Executive Retention Bonus Plan are met, as though Executive were still employed with the Employer on the date or dates of such vesting and (iii) all unvested portions of the Options granted to Executive in connection with this Agreement and any unvested stock options held by executive with respect to the common stock of Concentric that were assumed by the Employer on the Effective Date shall immediately become vested and exercisable. In addition, if the Employment Period is terminated by Employer without Cause pursuant to the provisions of Section 5.1 hereof or by Executive for Good Reason pursuant to the provisions of Section 5.3 hereof, Employer shall, for the two-year period following such termination, make available to Executive the same health and insurance benefits made available to Executive immediately prior to such termination at the same cost to Executive as such benefits are made available to other employees of Employer (who were similarly situated with Executive immediately prior to his termination) during the course of the two-year period. In the event that the same benefits cannot be made available to Executive because he is no longer an employee of the Employer, the Employer shall provide economically equivalent benefits for such period. Employer shall have no obligation to continue any other benefits provided for in Section 4 past the date of termination.

         6.2 Certain Other Terminations. If the Employment Period is terminated on account of a voluntary resignation by Executive pursuant to Section 5.1 or by Employer pursuant to the provisions of Sections 5.2 or 5.4, or by death, pursuant to the provisions of Section 5.5, Employer shall pay to Executive, within five (5) days of the date of termination, Executive's Base Salary through the date of termination. Employer shall have no obligation to


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continue any other benefits provided for in Section 4 past the date of termination. Notwithstanding the foregoing, if Executive voluntarily resigns after December 31, 2000, the Employer shall nominate Executive to serve as a member of the Board for the two-year period following Executive's resignation. In such event, the outstanding unvested Options granted pursuant to Section 4.7 herein and all outstanding unvested options held by Executive with respect to the common stock of Concentric that were assumed by the Employer on the Effective Date shall continue to vest according to the vesting schedules with respect to such Options and options as in effect immediately prior to such voluntary resignation during the period Executive serves as a member of the Board. In the event that Executive voluntarily resigns after December 31, 2000 and following an Acceleration Change in Control (as defined in the Plan) the Employer or any successor to the Employer fails to nominate Executive to serve as a member of the Board or the board of directors of the successor for the two-year period following Executive's resignation, the number of outstanding unvested Options granted pursuant to Section 4.7 herein and outstanding unvested options held by Executive with respect to the common stock of Concentric that were assumed by the Employer on the Effective Date that would have become vested during such two-year period of service on the Board shall become fully vested and exercisable.

         6.3 No Other Termination Compensation. Executive shall not, except as set forth in this Section 6, be entitled to any compensation following termination of the Employment Period.

7.       CONFIDENTIALITY

         Unless otherwise required by law or judicial process, Executive shall retain in confidence during the Employment Period and after termination of Executive's employment with Employer pursuant to this Agreement all confidential information known to the Executive concerning Employer and its businesses. Confidential information does not include any information which has become publicly known and made generally available through no wrongful acts of Executive or of others who were under confidentiality obligations as to any particular information. The obligations of Executive pursuant to this Section 7 shall survive the termination of Executive's employment and the expiration or termination of this Agreement.

8.       NONCOMPETITION.

         For the duration of the Severance Period, if Executive's employment with the Employer is terminated by the Employer without Cause pursuant to the provisions of Section 5.1 hereof or by Executive for Good Reason pursuant to the provisions of Section


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5.3 hereof, or for the longer of (i) two-years following Executive's termination of employment hereunder for any other reason or (ii) Executive's tenure as a member of the Board (in either event, such period referred to herein as the "Non-Compete Period"), the Executive shall not directly or indirectly, engage in any business, (including becoming an employee, director, officer, consultant, independent contractor, lecturer or advisor of or to, or otherwise providing services to, any business, individual, partnership, firm, association or corporation (each an "Entity")) which is competitive with the business of the Employer at the time. Nothing herein, however, shall prohibit Executive (i) from acquiring or holding any issue of stock or securities of any Entity which has any securities listed on a national securities exchange or quoted in the daily listing of over-the-counter market securities, provided that at any one time Executive and members of Executive's immediate family do not own more than five percent of the voting securities of any such Entity and (ii) from remaining as a member of any board of directors on which he may be serving on the date of any such termination. Furthermore, nothing herein shall prohibit Executive from engaging in certain investments as a venture capitalist or angel investor provided such investments are first approved by the CEO, or his designee. For purposes of obtaining the approval of the CEO, or his designee, with respect to certain investment activities as a venture capitalist or angel investor, as set forth above, permission will be deemed to be given by the CEO on the tenth day following written notice by Executive to the CEO, unless prior to such date the CEO provides written notice to the Executive of his disapproval. The notice required in this Section 8 may be sent via electronic mail, in which case such notice will be deemed given when actually received in the designated party's electronic inbox. The obligations of Executive pursuant to this Section 8 shall survive the termination of Executive's employment and the expiration or termination of this Agreement.

9.       NONSOLICITATION.

         During the Non-Compete Period, Executive shall not directly or indirectly solicit to enter into the employ of any other Entity, or hire, any of the employees of the Employer (or individuals who were employees of the Employer within one (1) year of such solicitation date). During the Non-Compete Period, Executive shall not, directly or indirectly, solicit, hire or take away or attempt to solicit, hire or take away (i) any customer or client of the Employer or (ii) any former customer or client (that is, any customer or client who ceased to do business with the Employer during the one (1) year period immediately preceding such date) of the Employer or encourage any customer or client of the Employer to terminate its relationship with the


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Employer without the Employer's prior written consent. The obligations of
Executive pursuant to this Section 9 shall survive the termination of Executive's employment and the expiration or termination of this Agreement.

10.      SUCCESSORS; BINDING AGREEMENT

         This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by Executive and Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee, or other beneficiary or, if there be no such beneficiary, to Executive's estate.

11.      SURVIVORSHIP

         The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

12.      TAX REIMBURSEMENT PAYMENT

         12.1 To the extent that any payment or distribution by the Employer to or for the benefit of Executive pursuant to the terms of this Agreement or otherwise (the "Payment") is or becomes subject to the tax (the "Excise Tax") imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any similar tax that may hereafter be imposed, the Employer shall pay to the appropriate taxing authorities on behalf of the Executive at the time specified in Section 12.7 below an additional amount (the "Tax Reimbursement Payment") such that the net amount retained by the Executive with respect to such Payment, after deduction of any Excise Tax on the Payment and any Federal, state and local income tax and Excise Tax on the Tax Reimbursement Payment provided for by this Section 12 (and any interest and penalties thereon), but before deduction for any Federal, state or local income or employment tax withholding on such Payment, shall be equal to the amount of the Payment.

         12.2 For purposes of determining whether any of the Payment will be subject to the Excise Tax and the amount of such Excise Tax,

                  (i) such Payment will be treated as "parachute payments" within the meaning of Section 280G of the Code, and all


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"parachute payments" in excess of the "base amount" (as defined under Section
280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that, in the good faith judgment of the Employer, or the firm then acting as independent auditors to the Employer (the "Auditors"), the Employer (based upon the advice of its counsel) has a reasonable basis to conclude that such Payment (in whole or in part) either does not constitute "parachute payments" or represents reasonable compensation for personal services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code) in excess of the "base amount," or such "parachute payments" are otherwise not subject to such Excise Tax, and

                  (ii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Auditors in accordance with the principles of Section 280G of the Code taking into account the application of
Section 68(a) of the Code.

         12.3 For purposes of determining the amount of the Tax Reimbursement Payment, the Executive shall be deemed to pay:

                  (i) Federal income taxes at the highest applicable marginal rate of Federal income taxation for the calendar year in which the Tax Reimbursement Payment is to be made, and

                  (ii) any applicable state and local income taxes at the highest applicable marginal rate of taxation for the calendar year in which the Tax Reimbursement Payment is to be made, net of the maximum reduction in Federal incomes taxes which could be obtained from the deduction of such state or local taxes if paid in such year.

         12.4 The Executive shall have no obligation to file any refund claim with any taxing authority or to contest any determination by the Internal Revenue Service; provided, however, that the Executive shall notify the Employer in writing as soon as reasonably practicable of any written claim by the Internal Revenue Service that, if successful, would require the payment by the Employer of a Tax Reimbursement Payment. If the Employer notifies the Executive in writing within 10 business days after the Executive's notice that it desires to contest such claim, the Executive shall take such action in connection with contesting such claim as the Employer shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Employer, cooperate with the Employer in good faith in order to effectively contest such claim, and permit the Employer to participate in any proceedings relating to such claim, in each case limited to issues with respect to which a Tax Reimbursement Payment would be payable hereunder.

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         12.5 In the event that the Excise Tax is subsequently determined by the
Auditors or pursuant to any proceeding or negotiations with the Internal Revenue Service to be less than the amount taken into account hereunder in calculating the Tax Reimbursement Payment made, the Executive shall repay to the Employer, at the time that the amount of such reduction in the Excise Tax is finally determined, the portion of such prior Tax Reimbursement Payment that would not have been paid if such Excise Tax had been applied in initially calculating such Tax Reimbursement Payment, plus interest on the amount or such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. Notwithstanding the foregoing, in the event any portion of the Tax Reimbursement Payment to be refunded to the Employer has been paid to any Federal, state or local tax authority, repayment thereof shall not be required until actual refund or credit of such portion has been made to the Executive, and interest payable to the Employer shall not exceed interest received or credited to the Executive by such tax authority for the period it held such portion. The Executive and the Employer shall mutually agree upon the course of action to be pursued if the Executive's good faith claim for refund or credit is denied.

         12.6 In the event that the Excise Tax is later determined by the Auditors or pursuant to any proceeding or negotiations with the Internal Revenue Service to exceed the amount taken into account hereunder at the time the Tax Reimbursement Payment is made (including, but not limited to, by reason of any payment the existence or amount of which cannot be determined at the time of the Tax Reimbursement Payment), the Employer shall make an additional Tax Reimbursement Payment in respect of such excess (plus any interest or penalty payable with respect to such excess) at the time that the amount of such excess is finally determined.

         12.7 The Tax Reimbursement Payment (or portion thereof) provided for in
Section 12.1 above shall be paid to the appropriate taxing authorities on behalf of the Executive not later than the required deposit date for taxes withheld in respect of the Payment; provided, however, that if the amount of such Tax Reimbursement Payment (or portion thereof) cannot be finally determined on or before the date on which payment is due, the Employer shall pay to the appropriate taxing authorities on behalf of the Executive by such date an amount estimated in good faith by the Auditors to be the minimum amount of such Tax Reimbursement Payment and shall pay the remainder of such Tax Reimbursement Payment (together with interest at the rate provided in Section 1274(b)(2)(b) of the Code) as soon as the amount thereof can be determined. In the event that the amount of the estimated Tax Reimbursement Payment exceeds the amount



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subsequently determined to have been due, such excess shall constitute a loan by the Employer to the Executive, payable on the fifth business day after written demand by the Employer for payment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

         12.8 The Employer recognizes that if the Executive is required to repay to the Employer all or any part of the Tax Reimbursement Payment theretofore made or is required to pay interest to the Employer or to pay over any interest received or credited to the Executive in respect of any Tax Reimbursement Payment, in each case the amount re-payable or payable by the Executive may not be deductible for Federal, state or local income tax or employment tax purposes to the same extent that the receipt of such amount by the Executive was taxable for Federal, state or local income tax or employment tax purposes. Therefore, notwithstanding anything to the contrary in this Section 12, any amount re-payable or payable by the Executive to the Employer shall be appropriately adjusted to take into account the difference between the Federal, state and local income and employment taxes payable by the Executive on the initial amount received (whether from the Employer or as interest from any taxing authority) and the amount of the Federal, state and local income and employment taxes actually saved by the Executive by reason of any re-payment or payment over to the Employer of any amount pursuant to this Section 12.

         12.9 All fees and expenses for, or related to, the determination of Tax Reimbursement Amounts shall be borne solely by the Employer, and the Employer shall bear and pay directly all costs and expenses (including all professional fees and disbursement and any and all taxes, whether or not requiring a Tax Reimbursement Payment, incurred by, or imposed upon, the Executive) relating to any refund, or to any proceedings or negotiations with the Internal Revenue Service arising out of any claim by the Internal Revenue Service that, if successful, would require the payment by the Employer of a Tax Reimbursement Payment.

13.      MISCELLANEOUS

         13.1 Notices. Unless otherwise specifically set forth herein, any notice required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered or if sent by telegram or telex or by registered or certified mail, postage prepaid, with return receipt requested, addressed: (a) in the case of the Employer to NEXTLINK Communications, Inc. 1505 Farm Credit Drive, Sixth Floor, McLean, VA 22102, Attention: General Counsel, or to such other address and/or to the attention of such other person as the Employer shall designate by written


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notice to Executive; and (b) in the case of Executive, to Executive's then current home address as shown on the Employer's books, or to such other address as Executive shall designate by written notice to the Employer. Any notice given hereunder shall be deemed to have been given at the time of receipt thereof by the person to whom such notice is given.

         13.2 Taxes. Employer is authorized to withhold (from any compensation or benefits payable hereunder to Executive) such amounts for income tax, social security, unemployment compensation and other taxes as shall be necessary or appropriate in the reasonable judgment of Employer to comply with applicable laws and regulations.

         13.3 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without reference to the principles of conflicts of laws therein.

         13.4 Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Fairfax County Virginia or such other county in which the Employer's main corporate headquarters is then located in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitration award in any court having jurisdiction.

         13.5 Headings. All descriptive headings in this Agreement are inserted for convenience only and shall be disregarded in construing or applying any provision of this Agreement.

         13.6 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

         13.7 Validity and Enforceability. The Executive acknowledges and agrees that the covenants set forth in Sections 8 and 9 hereof are reasonable and valid in geographical and temporal scope and in all other respects. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision or provisions of this Agreement, which shall remain in full force and effect. If any provision of this Agreement is held to be invalid, void or unenforceable in any jurisdiction, any court or arbitrator so holding shall substitute a valid, enforceable provision that preserves, to the maximum lawful extent, the terms and intent of such provisions of this Agreement. If any of the provisions of, or covenants contained in, this Agreement are hereafter construed to be invalid or



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
Nothaft Employment Agreement - Execution copy.doc

unenforceable in any jurisdiction, the same shall not affect the remainder of the provisions or the enforceability thereof in any other jurisdiction, which shall be given full effect, without regard to the invalidity or unenforceability in such other jurisdiction. Any such holding shall affect such provision of this Agreement, solely as to that jurisdiction, without rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope, either geographical or temporal, is considered excessive, such covenant will be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

         13.8 Entire Agreement and Representation. This Agreement, the Option Agreement and the Executive Retention Bonus Plan (the "Employment Agreements") contain the entire agreement and understanding between Employer and Executive with respect to the subject matter hereof. No representations or warranties of any kind or nature relating to Employer or its several businesses, or relating to Employer's assets, liabilities, operations, future plans or prospects have been made by or on behalf of Employer to Executive. The Employment Agreements supersede any prior agreement or agreements between the parties relating to the subject matter hereof. Specifically, the Employment Agreements supersede and replace any employment agreement, Executive Continuity Agreement or similar agreement or understanding between Executive and Concentric, or any of its affiliates, relating to the subject matter hereof (the "Concentric Agreements"), which shall be of no further force or effect as of and following the Effective Date.

         13.9 Violation of Confidentiality, Noncompetition or Nonsolicitation Provisions. Notwithstanding anything to the contrary herein, the payments and benefits made available pursuant to Sections 6 and 4.7 herein are subject to Executive's full compliance with the provisions of Sections 7, 8, 9 and 13.10(b) herein and the Employer retains the right to recover and/or revoke or retract any payments or other benefits made available to Executive pursuant to Sections 6 or 4.7 herein in the event that Executive violates any of the provisions of Sections 7, 8, 9 or 13.10(b) herein.

         13.10    Conflict of Interest.

                  (a) Notwithstanding anything to the contrary herein, in the event that during Executive's employment with the Employer the Board reasonably determines that (i) Executive's service on any board of directors or advisory board listed in Section 3 herein, (ii) Executive's service on any board of directors or advisory board with respect to which the Employer has given Executive permission to serve on as set forth in Section 3 or (iii) Executive's investment as venture capitalist or an angel investor in any investment with respect to which the Employer has given Executive permission to invest in pursuant to Section 3 herein is or creates a conflict of interest with Executives employment with the Employer or represents service to or a material investment in an entity that engages in business that is in competition with the Employer, then Executive must resign from any such board or advisory board and/or take all reasonable steps to diminish or liquidate (at the discretion of the Board) any such investment.

                  (b) Notwithstanding anything to the contrary herein, in the event that following Executive's termination of employment with the Employer and during the Non-Compete Period the Board reasonably determines that (i) Executive's service on any board of directors or advisory board with respect to which he was a member of at the time of his termination of employment with the Employer or (ii) Executive's investment as venture capitalist or an angel investor in any investment with respect to which the Employer has given Executive permission to invest in pursuant to Section 8 herein is or creates a conflict of interest with his service on the Board or represents service to or a material investment in an entity that engages in business that is in competition with the Employer, then Executive must resign from any such board or advisory board and/or take all reasonable steps to diminish or liquidate (at the discretion of the Board) any such investment.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                                 NEXTLINK COMMUNICATIONS, INC.


                                                 By:/s/ Daniel F. Akerson
                                                    ----------------------


                                                 /s/ Henry R. Nothhaft
                                                 -------------------------
                                                           Executive